EXHIBIT 99

Press Release

FOR IMMEDIATE RELEASE

Contact: Janet Kemmet

717-485-3123

First National Bank of McConnellsburg

to Acquire Deposits of Hancock, Maryland,

Branch of Farmers & Merchants Bank and Trust

MCCONNELLSBURG, PA, March 31, 2004 – The First National Bank of McConellsburg (FNB) and Farmers & Merchants Bank and Trust (F&M) today announced that they have signed a definitive agreement under the terms of which FNB will acquire the deposits of F&M’s Hancock, Maryland branch. FNB currently operates a branch office at 343 North Pennsylvania Avenue in Hancock and will consolidate the acquired deposit relationships at its existing branch office.  F&M will close its Hancock branch office immediately following the closing of the transaction.

The financial terms of the agreement, which involves approximately $14.5 Million in deposits, were not disclosed.

The transaction is subject to the approval of regulatory authorities and is expected to close early in the third quarter of this year.

“Hancock, Maryland has been an excellent customer base for our bank since we first opened a community office in 1996,” said John C. Duffey, President and Chief Executive Officer of FNB. “We are looking forward to expanding our service offerings and continuing to provide independent community banking to the citizens of Hancock.”

FNB is a subsidiary of FNB Financial Corporation, a bank holding company with approximately $150 Million in assets, headquartered in McConnellsburg, Pennsylvania. FNB operates four branch offices in Franklin and Fulton Counties, Pennsylvania, and one branch office in Hancock, Washington County, Maryland.

#     #     #